Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2019; Sets Outlook for Full Year 2020

  Moody's Corporation 4Q19 revenue of $1.2 billion up 16% from 4Q18; FY 2019 revenue of $4.8 billion up 9% from FY 2018
  4Q19 diluted EPS of $1.88 up 46% from 4Q18; 4Q19 adjusted diluted EPS of $2.00 up 23%1
  FY 2019 diluted EPS of $7.42 up 10% from FY 2018; FY 2019 adjusted diluted EPS of $8.29 up 12%1
  Projected FY 2020 diluted EPS of $8.60 to $8.80; adjusted diluted EPS of $9.10 to $9.30

NEW YORK--(BUSINESS WIRE)--February 12, 2020--Moody's Corporation (NYSE: MCO) today announced results for the fourth quarter and full year 2019, as well as provided its outlook for full year 2020.

"Moody's revenue growth for full year 2019 was the result of strong contributions from both Moody's Analytics and Moody's Investors Service. Robust performance at Moody's Analytics was driven by increasing customer demand for core research and data products, along with compliance and know-your-customer solutions. Additionally, Moody's Investors Service benefited from increased global bond issuance amid generally favorable market conditions," said Raymond McDaniel, President and Chief Executive Officer of Moody's. "For 2020, we expect to continue leveraging the capabilities of our core businesses, further innovate with new technologies and capitalize on strategic investments, such as our recently announced acquisition of Regulatory DataCorp."

FOURTH QUARTER REVENUE UP 16%

Moody's Corporation reported revenue of $1.2 billion for the three months ended December 31, 2019, up 16% from the prior-year period. The impact of foreign currency translation was negligible.

Moody's Investors Service (MIS) Fourth Quarter Revenue Up 21%

Revenue for MIS for the fourth quarter of 2019 was $720 million, up 21% from the prior-year period and above the 18% increase in overall debt issuance2 due to a favorable mix of debt issuers. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 56.6%.

Corporate finance revenue was $362 million, up 24% from the prior-year period. This result reflected robust global bond activity driven by opportunistic and M&A-related financings amid favorable market conditions.

Structured finance revenue was $109 million, down 10% from the prior-year period. This result was driven by a decline in global collateralized loan obligation (CLO) activity partially due to wider spreads.

Financial institutions revenue was $115 million, up 32% from the prior-year period. This result primarily reflected activity from infrequent U.S. insurance and non-U.S. banking issuers as compared to a relatively inactive prior-year period.

Public, project and infrastructure finance revenue was $125 million, up 37% from the prior-year period. This result reflected strong U.S. public finance issuance with taxable transactions continuing to be used as a source of refinancing.

Moody's Analytics (MA) Fourth Quarter Revenue Up 10%

Revenue for MA for the fourth quarter of 2019 was $513 million, up 10% from the prior-year period. The impact of foreign currency translation on MA revenue was negligible. Organic MA revenue1 for the fourth quarter of 2019 was $505 million, up 12% from the prior-year period. The MA adjusted operating margin was 25.6%.

Research, data and analytics (RD&A) revenue was $333 million, up 12% from the prior-year period. Organic RD&A revenue1 was $330 million, up 11%. Revenue growth was driven by the credit research and ratings data feeds product areas, as well as strong demand for Bureau van Dijk products, specifically compliance and know-your-customer solutions.

Enterprise risk solutions (ERS) revenue was $149 million, up 20% from the prior-year period. Organic ERS revenue1 was $144 million, up 16%, driven by strong demand for credit assessment and loan origination solutions, along with products to meet new accounting standards.

Professional services revenue was $31 million, down 30% from the prior-year period due to the divestiture of MAKS during the fourth quarter of 2019. Organic professional services revenue1 was up 11% from the prior-year period.

FOURTH QUARTER OPERATING EXPENSES AND OPERATING INCOME

Fourth quarter 2019 operating expenses for Moody's Corporation totaled $729 million, up 7% from the prior-year period as lower restructuring costs were more than offset by higher incentive compensation, as well as additional severance expense associated with ongoing expense efficiency initiatives. There was minimal impact from hiring and salary increases on fourth quarter 2019 expense growth as savings from the restructuring program and other cost control initiatives were fully realized. The impact of foreign currency translation on operating expenses was negligible.

Operating income of $504 million was up 34% from the fourth quarter of 2018. Adjusted operating income of $559 million was up 17% from the prior-year period, and primarily excluded depreciation and amortization and a non-tax-deductible loss related to the divestiture of MAKS. The impact of foreign currency translation on operating income and adjusted operating income was negligible. Moody's operating margin was 40.9%, up 540 basis points from the prior-year period, and the adjusted operating margin was 45.3%, up 30 basis points.

Moody's effective tax rate for the fourth quarter of 2019 was 20.1%, down from 21.4% in the prior-year period, primarily due to higher non-U.S. taxes recorded in the fourth quarter of 2018, as well as lower U.S. taxes recorded in the fourth quarter of 2019.

FULL YEAR REVENUE UP 9%

Moody's Corporation reported revenue of $4.8 billion for full year 2019, up 9% from the prior-year period. Foreign currency translation unfavorably impacted Moody's revenue by 1%.

MIS revenue totaled $2.9 billion for full year 2019, up 6% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 58.0%.

MA revenue totaled $2.0 billion for full year 2019, up 13% from the prior-year period. Foreign currency translation unfavorably impacted MA revenue by 2%. Organic MA revenue1 for full year 2019 was $1.9 billion, up 11% from the prior-year period. The MA adjusted operating margin was 27.8%.

FULL YEAR OPERATING EXPENSES UP 10%

Full year 2019 operating expenses for Moody's Corporation totaled $2.8 billion, up 10% from the prior-year period. Two percentage points of this increase were attributable to non-recurring expenses including additional restructuring expense, the non-tax-deductible loss related to the divestiture of MAKS and a captive insurance company settlement. Other drivers of expense growth included additional incentive compensation, operating expenses attributable to acquisitions completed within the year and the impact of hiring and salary increases. This growth was partially offset by the beneficial impacts of the restructuring program and cost control initiatives. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income was $2.0 billion, up 7% from full year 2018. Adjusted operating income of $2.3 billion was up 8% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income by 1% each. Moody's operating margin was 41.4% and the adjusted operating margin was 47.4%.

The effective tax rate for full year 2019 was 21.0%, approximately flat to the prior-year period.

Full year 2019 diluted EPS of $7.42 was up 10% from full year 2018. Adjusted diluted EPS of $8.29 was up 12%. Both full year 2019 diluted EPS and adjusted diluted EPS included a $0.23 per share tax benefit related to employee share-based compensation, compared to a $0.20 per share tax benefit in full year 2018.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the fourth quarter of 2019, Moody's repurchased 1.2 million shares at a total cost of $263 million, or an average cost of $223.32 per share, and issued 0.1 million shares as part of its employee stock-based compensation plans. Moody's returned $94 million to its shareholders via dividend payments during the fourth quarter of 2019.

For full year 2019, Moody's repurchased 5.2 million shares at a total cost of $991 million, or an average cost of $190.99 per share, and issued a net 1.6 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody's returned $378 million to its shareholders via dividend payments during 2019.

Today, Moody's is announcing a quarterly dividend of $0.56 per share of Moody's common stock, a 12% increase from the prior quarterly dividend of $0.50 per share. The dividend will be payable on March 18, 2020 to stockholders of record at the close of business on February 25, 2020.

Outstanding shares as of December 31, 2019 totaled 188 million, down 2% from December 31, 2018. As of December 31, 2019, Moody's had approximately $1.3 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $5.6 billion of outstanding debt and approximately $1.0 billion of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.9 billion, up from $1.8 billion on December 31, 2018.

Cash flow from operations for full year 2019 was $1.7 billion and free cash flow was $1.6 billion.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2020

Moody's outlook for 2020 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes timely closing of the recently announced acquisition of Regulatory DataCorp and assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.31 to £1 and for the euro (€) of $1.11 to €1.

Full year 2020 diluted EPS is expected to be $8.60 to $8.80. The Company expects full year 2020 adjusted diluted EPS to be $9.10 to $9.30.

Please see Table 12 - 2020 Outlook for a complete view of Moody's 2020 guidance.

CONFERENCE CALL

Moody's will hold a conference call to discuss fourth quarter and full year 2019 results as well as its 2020 outlook on February 12, 2020, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 7297671.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under "Featured and Upcoming Events & Presentations". The webcast will be available until 3:30 p.m. ET on March 12, 2020.

A replay of the teleconference will be available from 3:30 p.m. ET, February 12, 2020 until 3:30 p.m. ET, March 12, 2020. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7297671.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.8 billion in 2019, employs approximately 11,100 people worldwide and maintains a presence in more than 40 countries. Further information is available at www.moodys.com.

Moody’s published its inaugural Sustainability Accounting Standards Board, or SASB, index on moodys.com/csr.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to uncertainty as companies transition away from LIBOR and Brexit; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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1 Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.
2 Excludes sovereign debt issuance.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions, except per share amounts	2019	2018	2019	2018

Revenue	$1,233	$1,060	$4,829	$4,443

Expenses:
Operating	355	305	1,387	1,246
Selling, general and administrative	319	278	1,167	1,080
Restructuring	2	49	60	49
Depreciation and amortization	50	48	200	192
Acquisition-Related Expenses	—	4	3	8
Loss pursuant to the divestiture of MAKS	3	—	14	—
Total expenses	729	684	2,831	2,575

Operating income	504	376	1,998	1,868
Non-operating (expense) income, net
Interest expense, net	(59)	(54)	(208)	(215)
Other non-operating income (expense), net	7	1	20	19
Total non-operating (expense) income, net	(52)	(53)	(188)	(196)
Income before provision for income taxes	452	323	1,810	1,672
Provision for income taxes	91	69	381	352
Net income	361	254	1,429	1,320
Less: net income attributable to noncontrolling interests	2	3	7	10
Net income attributable to Moody's Corporation	$359	$251	$1,422	$1,310

Earnings per share attributable to Moody's common shareholders
Basic	$1.91	$1.31	$7.51	$6.84
Diluted	$1.88	$1.29	$7.42	$6.74

Weighted average number of shares outstanding
Basic	188.3	191.4	189.3	191.6
Diluted	190.6	194.0	191.6	194.4

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2019	2018	2019	2018

Moody's Investors Service
Corporate Finance (1)	$362	$291	$1,497	$1,379
Structured Finance (1)	109	121	427	481
Financial Institutions	115	87	476	442
Public, Project and Infrastructure Finance	125	91	446	391
MIS Other	9	5	29	19
Intersegment royalty	35	32	134	124
Sub-total MIS	755	627	3,009	2,836
Eliminations	(35)	(32)	(134)	(124)
Total MIS revenue - external	720	595	2,875	2,712

Moody's Analytics
Research, Data and Analytics (2)	333	297	1,273	1,121
Enterprise Risk Solutions (2)	149	124	522	451
Professional Services	31	44	159	159
Intersegment revenue	2	2	9	12
Sub-total MA	515	467	1,963	1,743
Eliminations	(2)	(2)	(9)	(12)
Total MA revenue - external	513	465	1,954	1,731

Total Moody's Corporation revenue	$1,233	$1,060	$4,829	$4,443

(1)

Pursuant to certain organizational realignments in the first quarter of 2019, MIS now reports revenue from REITs, which was previously classified in the SFG line-of-business ("LOB"), as a component of the CFG LOB. The amounts reclassified were not material and prior year revenue by LOB has been reclassified to conform to this new presentation.

(2)

Pursuant to organizational/product realignments in the first quarter of 2019, revenue relating to the Bureau van Dijk FACT product, a credit assessment and origination software solution, is now reported in the ERS LOB. This revenue was previously reported in the RD&A LOB. Prior year revenue by LOB has been reclassified to conform to this new presentation, and the amounts reclassified were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31, 2019	December 31, 2018
Amounts in millions

Cash and cash equivalents	$1,832	$1,685
Short-term investments	98	133
Total current assets	3,679	3,387
Operating lease right-of-use assets (1)	456	—
Non-current assets	6,586	6,139
Total assets	10,265	9,526
Total current liabilities (2)	1,912	2,099
Total debt (3)	5,581	5,676
Total operating lease liabilities (1)(4)	574	—
Other long-term liabilities	1,450	1,545
Total shareholders' equity	831	656

Total liabilities and shareholders' equity	$10,265	$9,526

Actual number of shares outstanding	187.7	191.3
(1)	Amounts are pursuant to the Company's adoption of the new lease accounting standard on January 1, 2019, which results in operating leases being recognized on the balance sheet.
(2)	The 2018 amount includes $450 million of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.
(3)	Includes debt classified in both current liabilities and long-term debt.
(4)	The 2019 amount includes $89 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	December 31, 2019
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$9	$(1)	$(1)	$507
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	561	—	—	(3)	558
2.75% 2017 Senior Notes, due 2021	500	11	(1)	(2)	508
2.625% 2017 Senior Notes, due 2023	500	7	(1)	(2)	504
3.25% 2017 Senior Notes, due 2028	500	—	(4)	(3)	493
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Note, due 2030	842	—	(3)	(6)	833
Total long-term debt	$5,603	$27	$(17)	$(32)	$5,581

	December 31, 2018
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500	$(4)	$(1)	$(1)	$494
4.50% 2012 Senior Notes, due 2022	500	2	(2)	(1)	499
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
2.75% 2014 Senior Notes (5-Year), due 2019	450	—	—	—	450
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	572	—	—	(3)	569
2.75% 2017 Senior Notes, due 2021	500	4	(1)	(2)	501
2.625% 2017 Senior Notes, due 2023	500	—	(1)	(3)	496
3.25% 2017 Senior Notes, due 2028	500	—	(5)	(4)	491
3.25% 2018 Senior Notes, due 2021	300	—	—	(2)	298
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
Total debt (2)	$5,722	$2	$(18)	$(30)	$5,676
Current portion					(450)
Total long-term debt					$5,226
(1)

The Company has entered into interest rate swaps on the 2010 Senior Notes, 2012 Senior Notes, 2017 Senior Notes due 2021 and 2017 Senior Notes due 2023. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

(2)	The December 31, 2018 amount includes $450 million of debt classified as a current liability as the maturities were within twelve months of the balance sheet date.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Amounts in millions

Interest:
Expense on borrowings	$(50)	$(50)	$(176)	$(197)
Income	4	4	17	15
UTPs and other tax related liabilities	(8)	(4)	(28)	(15)
Net periodic pension costs-interest component	(5)	(4)	(22)	(19)
Interest capitalized	—	—	1	1
Total interest expense, net	$(59)	$(54)	$(208)	$(215)
Other non-operating (expense) income, net:
FX loss	$(4)	$(7)	$(18)	$(11)
Net periodic pension costs - other components	5	2	18	10
Income from investments in non-consolidated affiliates	2	5	13	14
Other	4	1	7	6
Other non-operating (expense) income, net	7	1	20	19
Total non-operating (expense) income, net	$(52)	$(53)	$(188)	$(196)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) restructuring; ii) depreciation and amortization; iii) Acquisition-Related Expenses; iv) a non-recurring loss pursuant to the divestiture of MAKS; and v) a captive insurance company settlement.

	Three Months Ended December 31,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$755	$515	$(37)	$1,233	$627	$467	$(34)	$1,060
Total Expense	348	418	(37)	729	325	393	(34)	684
Operating income	$407	$97	$—	$504	$302	$74	$—	$376
Add:				—
Restructuring	2	—	—	2	32	17	—	49
Depreciation and amortization	18	32	—	50	16	32	—	48
Acquisition-Related Expenses	—	—	—	—	—	4	—	4
Loss pursuant to the divestiture of MAKS	—	3	—	3	—	—	—	—
Adjusted Operating Income	$427	$132	$—	$559	$350	$127	$—	$477

Operating margin	53.9%	18.8%		40.9%	48.2%	15.8%		35.5%
Adjusted operating margin	56.6%	25.6%		45.3%	55.8%	27.2%		45.0%

	Year Ended December 31,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$3,009	$1,963	$(143)	$4,829	$2,836	$1,743	$(136)	$4,443
Total Expense	1,376	1,598	(143)	2,831	1,276	1,435	(136)	2,575
Operating income	$1,633	$365	$—	$1,998	$1,560	$308	$—	$1,868
Add:
Restructuring	31	29	—	60	32	17	—	49
Depreciation and amortization	71	129	—	200	65	127	—	192
Acquisition-Related Expenses	—	3	—	3	—	8	—	8
Loss pursuant to the divestiture of MAKS	—	14	—	14	—	—	—	—
Captive insurance company settlement	10	6		16	—	—		—
Adjusted Operating Income	$1,745	$546	$—	$2,291	$1,657	$460	$—	$2,117

Operating margin	54.3%	18.6%		41.4%	55.0%	17.7%		42.0%
Adjusted operating margin	58.0%	27.8%		47.4%	58.4%	26.4%		47.6%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended December 31,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$249	$113	$362	$182	$109	$291
	69%	31%	100%	63%	37%	100%
Structured Finance	$62	$47	$109	$77	$44	$121
	57%	43%	100%	64%	36%	100%
Financial Institutions	$48	$67	$115	$24	$63	$87
	42%	58%	100%	28%	72%	100%
Public, Project and Infrastructure Finance	$84	$41	$125	$53	$38	$91
	67%	33%	100%	58%	42%	100%
MIS Other	$—	$9	$9	$1	$4	$5
	—%	100%	100%	20%	80%	100%
Total MIS	$443	$277	$720	$337	$258	$595
	62%	38%	100%	57%	43%	100%
Research, Data and Analytics	$4	$329	$333	$3	$294	$297
	1%	99%	100%	1%	99%	100%
Enterprise Risk Solutions	$39	$110	$149	$30	$94	$124
	26%	74%	100%	24%	76%	100%
Professional Services	$31	$—	$31	$44	$—	$44
	100%	—%	100%	100%	—%	100%
Total MA	$74	$439	$513	$77	$388	$465
	14%	86%	100%	17%	83%	100%
Total Moody's Corporation	$517	$716	$1,233	$414	$646	$1,060
	42%	58%	100%	39%	61%	100%

Table 7 - Transaction and Relationship Revenue (Unaudited) Continued

	Year Ended December 31,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$1,057	$440	$1,497	$949	$430	$1,379
	71%	29%	100%	69%	31%	100%
Structured Finance	$246	$181	$427	$310	$171	$481
	58%	42%	100%	64%	36%	100%
Financial Institutions	$212	$264	$476	$187	$255	$442
	45%	55%	100%	42%	58%	100%
Public, Project and Infrastructure Finance	$292	$154	$446	$238	$153	$391
	65%	35%	100%	61%	39%	100%
MIS Other	$2	$27	$29	$2	$17	$19
	7%	93%	100%	11%	89%	100%
Total MIS	$1,809	$1,066	$2,875	$1,686	$1,026	$2,712
	63%	37%	100%	62%	38%	100%
Research, Data and Analytics	$16	$1,257	$1,273	$18	$1,103	$1,121
	1%	99%	100%	2%	98%	100%
Enterprise Risk Solutions	$118	$404	$522	$99	$352	$451
	23%	77%	100%	22%	78%	100%
Professional Services	$159	$—	$159	$159	$—	$159
	100%	—%	100%	100%	—%	100%
Total MA	$293	$1,661	$1,954	$276	$1,455	$1,731
	15%	85%	100%	16%	84%	100%
Total Moody's Corporation	$2,102	$2,727	$4,829	$1,962	$2,481	$4,443
	44%	56%	100%	44%	56%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) restructuring charges; ii) depreciation and amortization; iii) Acquisition-Related Expenses; iv) a loss pursuant to the divestiture of MAKS; and v) a captive insurance company settlement. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses (which are not expected to recur at this dollar magnitude) over the course of the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude. Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2019	2018	2019	2018
Operating income	$504	$376	$1,998	$1,868
Restructuring	2	49	60	49
Depreciation and amortization	50	48	200	192
Acquisition-Related Expenses	—	4	3	8
Loss pursuant to the divestiture of MAKS	3	—	14	—
Captive insurance company settlement	—	—	16	—
Adjusted Operating Income	$559	$477	$2,291	$2,117
Operating margin	40.9%	35.5%	41.4%	42.0%
Adjusted operating margin	45.3%	45.0%	47.4%	47.6%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Year Ended December 31,
Amounts in millions	2019	2018
Net cash provided by operating activities	$1,675	$1,461
Capital additions	(69)	(91)
Free cash flow	$1,606	$1,370
Net cash provided by (used in) investing activities	$36	$(406)
Net cash used in financing activities	$(1,563)	$(412)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisitions and divestiture activity. The following table details the period of operations excluded from each acquisition/divestiture to determine organic revenue.

Period excluded to determine organic revenue growth
Acquisition/Divestiture	Q4	Full-Year
Omega Performance	—	January 1, 2019 - August 16, 2019
Reis	October 1, 2019 - October 14, 2019	January 1, 2019 - October 14, 2019
RiskFirst	October 1, 2019 - December 31, 2019	July 25, 2019 - December 31, 2019
ABS Suite	October 1, 2019 - December 31, 2019	October 1, 2019 - December 31, 2019
MAKS	November 8, 2018 - December 31, 2018	November 8, 2018 - December 31, 2018

Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2019	2018	Change	Growth	2019	2018	Change	Growth
MA revenue	$513	$465	$48	10%	$1,954	$1,731	$223	13%
Omega Performance revenue	—	—	—		(5)	—	(5)
Reis revenue	(1)	—	(1)		(28)	—	(28)
RiskFirst revenue	(5)	—	(5)		(7)	—	(7)
ABS Suite revenue	(2)	—	(2)		(2)	—	(2)
MAKS revenue	—	(16)	16		—	(16)	16
Organic MA revenue	$505	$449	$56	12%	$1,912	$1,715	$197	11%

	Three Months Ended December 31,
Amounts in millions	2019	2018	Change	Growth
RD&A revenue	$333	$297	$36	12%
Reis revenue	(1)	—	(1)
ABS Suite revenue	(2)	—	(2)
Organic RD&A revenue	$330	$297	$33	11%

	Three Months Ended December 31,
Amounts in millions	2019	2018	Change	Growth
ERS revenue	$149	$124	$25	20%
RiskFirst revenue	(5)	—	(5)
Organic ERS revenue	$144	$124	$20	16%

	Three Months Ended December 31,
Amounts in millions	2019	2018	Change	Growth
PS revenue	$31	$44	$(13)	(30)%
MAKS revenue	—	(16)	16
Organic PS revenue	$31	$28	$3	11%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) Acquisition-Related Expenses; iii) restructuring charges; iv) a loss and tax charge pursuant to the divestiture of MAKS; and v) a captive insurance company settlement.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses (which are not expected to recur at this dollar magnitude) over the course of the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The loss and tax charge pursuant to the divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude.

Furthermore, the Company excluded the impact of 2018 adjustments pursuant to U.S. Tax Reform and certain adjustments relating to the Company’s non-U.S. UTPs, which resulted in significant adjustments to the provision for income taxes in the prior year. The Company excludes these items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2019		2018		2019		2018
Net income attributable to Moody's common shareholders		$359		$251		$1,422		$1,310
Pre-Tax Acquisition-Related Expenses	$—		$4		$3		$8
Tax on Acquisition-Related Expenses	—		(1)		—		(2)
Net Acquisition-Related Expenses		—		3		3		6
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$26		$27		$103		$102
Tax on Acquisition-Related Intangible Amortization Expenses	(6)		(7)		(24)		(23)
Net Acquisition-Related Intangible Amortization Expenses		20		20		79		79
Pre-Tax Restructuring	$2		$49		$60		$49
Tax on Restructuring	(1)		(12)		(15)		(12)
Net Restructuring		1		37		45		37
Loss pursuant to the divestiture of MAKS		3		—		14		—
Tax charge pursuant to the divestiture of MAKS		(2)		—		13		—
Impact of U.S. Tax reform		—		6		—		(59)
Increase to non-U.S. UTPs		—		—		—		64
Pre-Tax captive insurance company settlement	$—		$—		$16		$—
Tax on captive insurance company settlement	—		—		(4)		—
Net captive insurance company settlement		—		—		12		—
Adjusted Net Income		$381		$317		$1,588		$1,437

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
Earnings per share attributable to Moody's common shareholders		$1.88		$1.29		$7.42		$6.74
Pre-Tax Acquisition-Related Expenses	$—		$0.02		$0.02		$0.04
Tax on Acquisition-Related Expenses	—		—		—		(0.01)
Net Acquisition-Related Expenses		—		0.02		0.02		0.03
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.14		$0.14		$0.54		$0.52
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.04)		(0.12)		(0.12)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.10		0.42		0.40
Pre-Tax Restructuring	$0.01		$0.25		$0.31		$0.25
Tax on Restructuring	—		(0.06)		(0.08)		(0.06)
Net Restructuring		0.01		0.19		0.23		0.19
Loss pursuant to the divestiture of MAKS		0.02		—		0.07		—
Tax charge pursuant to the divestiture of MAKS		(0.01)		—		0.07		—
Impact of U.S. Tax reform		—		0.03		—		(0.30)
Increase to non-U.S. UTPs		—		—		—		0.33
Pre-Tax captive insurance company settlement	$—		$—		$0.08		$—
Tax on captive insurance company settlement	—		—		(0.02)		—
Net captive insurance company settlement		—		—		0.06		—
Adjusted Diluted EPS		$2.00		$1.63		$8.29		$7.39

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2020 Outlook

Moody's outlook for 2020 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes timely closing of the recently announced acquisition of Regulatory DataCorp and assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.31 to £1 and for the euro (€) of $1.11 to €1.

Full Year 2020 Moody's Corporation Guidance as of February 12, 2020
MOODY'S CORPORATION
Revenue	increase in the mid-single-digit percent range
Operating expenses	increase in the low-single-digit percent range
Operating margin	approximately 44%
Adjusted operating margin(1)	48% - 49%
Interest expense, net	$180 - $200 million
Effective tax rate	20% - 22%
Diluted EPS	$8.60 to $8.80
Adjusted Diluted EPS(1)	$9.10 to $9.30
Operating cash flow	$1.8 to $1.9 billion
Free cash flow(1)	$1.7 to $1.8 billion
Share repurchases	approximately $1.3 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)
Moody's Investors Service (MIS)
MIS global revenue	increase in the mid-single-digit percent range
MIS adjusted operating margin	58% - 59%
Moody's Analytics (MA)
MA global revenue	increase in the high-single-digit percent range
MA adjusted operating margin	approximately 30%
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Table 12 - 2020 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:
Projected for the Year Ended December 31, 2020
Operating margin guidance	Approximately 44%
Depreciation and amortization	Approximately 4.5%
Adjusted operating margin guidance	48% - 49%

Projected for the Year Ended December 31, 2020
Operating cash flow guidance	$1.8 to $1.9 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.7 to $1.8 billion

Projected for the Year Ended December 31, 2020
Diluted EPS	$8.60 to $8.80
Acquisition-related intangible amortization	Approximately $0.50
Adjusted Diluted EPS	$9.10 to $9.30

Contacts

Shivani Kak
Investor Relations
212.553.0298
shivani.kak@moodys.com

Michael Adler
Corporate Communications
212.553.4667
michael.adler@moodys.com

moodys.com
ir.moodys.com/
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